Exhibit (a)(5)(D)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

TILMAN J. FERTITTA EXTENDS TENDER OFFER TO ACQUIRE  MCCORMICK & SCHMICK’S

Houston, TX – April 22, 2011 — Tilman J. Fertitta today announced that he is extending his previously announced tender offer to acquire, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., all of the issued and outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) (“MSSR”) for $9.25 per share, until 12:00 Midnight, New York City time, on May 31, 2011, unless the offer is further extended.  The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on May 6, 2011.  As of the close of business on April 21, 2011, no shares of common stock of MSSR had been validly tendered and not withdrawn pursuant to the tender offer.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to 1-877-285-5990.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc, has commenced a tender offer to purchase all of the outstanding shares of common stock of McCormick & Schmick’s Seafood Restaurants, Inc. at $9.25 per share, net to the seller in cash, without interest.  The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, May 31, 2011, unless the offer is extended.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Okapi Partners LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES.  THE SOLICITATION AND THE OFFER TO BUY MSSR’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT LANDRY’S HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  THESE MATERIALS MAY BE AMENDED FROM TIME TO TIME.  MSSR STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED  MATERIALS  WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT  WWW.SEC.GOV OR FROM LANDRY’S BY CONTACTING OKAPI PARTNERS LLC AT 1-877-285-5990 (TOLL-FREE FROM THE U.S).